Exhibit 10.2

Dated the 7 day of May 2019
HKFAEx Group Limited (香港金融資產交易集團有限公司) and Oriental Culture Holding LTD

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SALE AND PURCHASE AGreement

IN RESPECT of 100% OF issued SHARE CAPITAL of

China international assets and equity of artworks exchange limited

(中國國際文化產權交易所有限公司)

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THIS AGREEMENT is dated the 7th day of May 2019

BETWEEN:

(1)	HKFAEx Group Limited香港金融資產交易集團有限公司, a company incorporated in Hong Kong whose registered office is at Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong (the “Seller” or the “Warrantor”); and

(2)	Oriental Culture Holding LTD, a company incorporated in the Cayman Islands whose registered office is at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Buyer” or “OCHL”).

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires:

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Hong Kong;

Business Information means all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries;

CIAEAE means China International Assets and Equity of Artworks Exchange Limited中國國際文化產權交易所有限公司, a company incorporated in Hong Kong with limited liability on 22 November 2013, detail of which are set out in Schedule 1;

CIAEAE’s Accounts means audited financial statements of CIAEAE for the year ended 31 December 2018;

CIAEAE’s Accounts Date means 31 December 2018;

CIAEAE’s Management Accounts means the unaudited financial statements of CIAEAE commencing from the beginning of the current financial year (i.e. 1 January 2019) to the Completion Date prepared in accordance with the same accounting principles used in the preparation of the CIAEAE’s Accounts;

CIAEAE’s Management Accounts Date means the Completion Date;

Companies Ordinance means Companies Ordinance (Chapter 622 of the laws of Hong Kong) and when the context requires, its subsidiary legislation, as amended, supplemented or otherwise modified from time to time;

Companies (Winding Up and Miscellaneous Provisions) Ordinance means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) and when the context requires, its subsidiary legislation, as amended, supplemented or otherwise modified from time to time;

Completion means completion of the sale and purchase of the Sale Shares;

Completion Notice means written notice specifying the date of Completion to be issued by the Buyer to the Seller not less than three (3) Business Days prior to the proposed date of Completion;

Completion Date has the meaning given in clause 3.2;

Conditions means the conditions precedent to Completion, being the matters set out in Schedule 3;

Confidential Business Information means Business Information which is confidential or not generally known;

Consideration means the total consideration payable by the Buyer to the Seller for the Sale Shares as set out in Clause 2.2 of this Agreement;

Encumbrance means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, trust, interest or preference granted to any third party, or any other encumbrance or security interest of any kind whatsoever (or an agreement or commitment to create any of the same);

HK$ means Hong Kong dollars, the lawful currency of Hong Kong;

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China;

OCHL means Oriental Culture Holding LTD, a company incorporated in the Cayman Islands on 29 November 2018, detail of which are set out in Schedule 2;

Information Technology means computer hardware, software, networks and/or any aspect of a business which relies on computer hardware, software, networks and/or other information technology (whether embedded or otherwise);

Intellectual Property Rights means patents, trademarks and service marks, rights in designs, trade or business names, copyrights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

Parties means the named parties to this Agreement and their respective successors and assigns and Party shall mean any of them;

Sale Shares means 100 ordinary shares in the share capital of CIAEAE, all of which have been issued and are fully paid, and which comprise the entire issued share capital of CIAEAE;

Seller means HKFAEx Group Limited香港金融資產交易集團有限公司, a company incorporated in Hong Kong on 4 October 2006, details of which are set out in Schedule 1;

Seller’s Warranties means the representations and warranties by the Seller set out in Schedule 4;

Tax or Taxation means and includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions and levies, in each case whether of Hong Kong, the Cayman Islands or elsewhere, whenever imposed and all penalties, charges, costs and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort; and

US$ means United States Dollars, the lawful currency of the United States of America.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to Clauses and Schedules are unless otherwise stated to clauses of, and schedules to, this Agreement;

(b)	references to “subsidiary” shall be construed in accordance with section 15 of the Companies Ordinance;

(c)	words importing the singular include the plural and vice versa, words importing a gender include every gender; and

(d)	references to persons shall include references to individuals, bodies corporate, firms, companies, government, state or agencies of a state or any joint venture, association or partnership (whether or not having separate legal personality).

1.3	The Schedules shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include them.

2	Sale and Purchase of Sale Shares

2.1	Upon the terms of this Agreement and subject to the Conditions, the Buyer agrees to buy from the Seller, and the Seller agree to sell to the Buyer, on the Completion Date, the Sale Shares free from all Encumbrances.

2.2	The Consideration for the Sale Shares shall be in the total aggregate sum of HONG KONG DOLLAR ONE HUNDRED ONLY (HK$100). The Consideration shall be paid by the Buyer to the Seller on Completion.

2.3	The Consideration shall be paid to the Seller by way of a cheque or a cashier’s order(s) issued by a licensed bank or by telegraph transfer to the bank account notified to the Buyer by reasonable prior written notice given by the Seller.

3	Completion

3.1	Completion of this Agreement is subject to and conditional upon the Conditions being satisfied on or before the Completion Date.

3.2	In this Agreement, Completion Date means the date of Completion specified in the Completion Notice which must be a Business Day falling within the period of fourteen (14) business days after all the Conditions have been satisfied or waived, unless otherwise agreed by the Parties in writing.

3.3	Completion shall take place on the Completion Date, and all (but not part only unless the Parties so agree) of the following businesses shall be transacted on the Completion Date:

(a)	the Buyer shall deliver or cause to be delivered to the Seller:

(i)	a certified copy of the resolutions of the board of directors of the Buyer authorising and approving, among other things:

(A)	the execution of this Agreement;

(B)	the purchase of the Sale Shares from the Seller at the Consideration; and

(C)	the execution of the instruments of transfer and bought and sold notes in respect of the Sale Shares;

(b)	the Seller shall deliver or cause to be delivered to the Buyer:

Seller

(i)	a certified copy of the resolutions of the board of directors of the Seller authorising and approving, among other things:

(A)	the sale of the Sale Shares at the Consideration;

(B)	the execution of this Agreement; and

(C)	the execution of the instruments of transfer and bought and sold notes in respect of the Sale Shares;

CIAEAE

(i)	the original share certificate(s) in respect of the Sale Shares and all other un-issued shares certificate(s) of CIAEAE together with instruments of transfer and bought and sold notes in respect of Sale Shares duly executed by the Seller and completed in favour of the Buyer;

(ii)	CIAEAE’s Management Accounts certified by directors of CIAEAE;

(iii)	a certified copy of the resolutions of the board of directors of CIAEAE authorising and approving, among other things:

(A)	the transfer of Sale Shares contemplated hereunder and registration of OCHL or its nominees as member of CIAEAE subject only to the production of duly stamped and completed transfers in respect of the Sale Shares;

(B)	the issuance of new share certificate in respect of the Sale Shares to the Buyer or its nominee(s); and

(C)	change of signatories of CIAEAE’s bank accounts in such manner as the Buyer may direct or nominate;

(iv)	original statutory record and other books and records (including without limitation all resolutions made up to the Completion Date, financial records, bank statements and cheque books) of CIAEAE, if any, and the certificate of incorporation, all business registration certificate, company chop(s) and common seal(s) and any other papers, records, contracts and documents of CIAEAE (including without limitation the loan documentation to the extent that the same is in the possession of the Seller) or written authorizations in favour of the Buyer for the collection of such documents or records;

(v)	such other documents as may be reasonably required to give good title to the Sale Shares free from all Encumbrances and to enable the Buyer (or its nominee(s)) to become the registered holder thereof;

(vi)	such other power of attorney or other authorities under which instrument(s) of transfer and bought and sold notes or such other documents in respect of the Sale Shares have been executed; and

(vii)	such waivers, consents or other documents as may be required to give a good title to the Sale Shares and to enable the Buyer or its nominee to become their beneficial and registered owners.

4	Representations, warranties and undertakings

4.1	The Seller (the “Warrantor”):

(a)	warrants and represents that the Seller’s Warranties are true and accurate;

(b)	further warrants and represents to the Buyer (for itself and as trustee for its successors in title) that the Seller’s Warranties shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then prevailing, and for this purpose a reference in any of the Seller’s Warranties to the date of this Agreement shall be construed as a reference to the Completion Date; and

(c)	acknowledges that the Buyer have entered into this Agreement in reliance on, among other things, the Seller’s Warranties.

4.2	Each of the paragraphs in Schedule 4:

(a)	shall be construed as a separate and independent warranty and representation; and

(b)	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 4 or by any other provision of this Agreement.

4.3	The Buyer shall have a separate claim and right of action in respect of every breach of a Seller’s Warranty.

4.4	The Seller’s Warranties shall not in any respect be extinguished or affected by Completion.

4.5	If, in respect of or in connection with any breach of any of the Seller’s Warranties or any facts or matters warranted not being true and being misleading, any amount payable to the Buyer by the Seller is subject to Taxation, such payable amounts shall be paid to the Buyer by the Seller so as to ensure that the net amount received by the Buyer is equal to the full amount payable to the Buyer under this Agreement.

5	Notices

5.1	Any notice required to be given under this Agreement shall be in writing in the Chinese language and shall be delivered personally, or sent by post (or air mail if overseas) or by fax or by email, to each of the Parties due to receive the notice, at the address or fax number or email address set out below:

The Seller HKFAEX GROUP LIMITED 香港金融資產交易集團有限公司	:	Unit 909, Level 9, Cyberport 2, 100 Cyperport Road, Hong Kong
For the attention of	:	Tang Wai Po, Director
Fax number	:	(852) 2110 0616
Email Address		bobotang@prideinvestmentsgroup.com

The Buyer Oriental Culture Holding LTD	:	中國南京市棲霞區紫東國際創意園西區F4幢4樓
For the attention of	:	Ni Lijia, Chief Financial Officer
Email Address	:	44737567@qq.com

or to such other address, number or addressee as one Party may by notice advise from time to time to the other Party/Parties, but without prejudice to the effectiveness of any notice already given in accordance with this Clause 5.

5.2	Any notice given in accordance with Clause 5.1 shall be deemed to be given:

(a)	if delivered personally, when left at the relevant address referred to in Clause 5.1;

(b)	if sent by mail (other than air mail), two (2) Business Days after it was posted;

(c)	if sent by air mail, six (6) Business Days after it was posted;

(d)	if sent by fax, on completion of its transmission; and

(e)	if sent by email, at the time of transmission,

provided that if, under the above provisions, any such notice would otherwise be deemed to be given after 5 pm (local time) on a Business Day, such notice shall be deemed to be given at 9 am (local time) on the next Business Day.

5.3	In proving the giving of a notice under this Clause 5, it shall be conclusive evidence to prove that it was left at the appropriate address or the envelope containing it was properly addressed and posted or the fax was sent in full to the relevant number (as the case may be).

6	Costs

6.1	Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents referred to in it).

6.2	Notwithstanding Clause 6.1, stamp duty in respect of the transfer of the Sale Shares shall be borne solely by the Buyer.

7	Other provisions

7.1	All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any Party’s rights in relation to this Agreement. All rights and remedies conferred on a Party under this Agreement are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to such Party.

7.2	This Agreement, and the documents referred to in it, constitute the entire agreement, and supersede any previous agreement, between the Parties in relation to the subject matter of this Agreement provided that this Clause 7.2 shall not operate to exclude or limit any liability arising from fraudulent misrepresentation.

7.3	Any Party may, in its discretion, in whole or in part release, compound or compromise, or waive its rights or grant time or indulgence in respect of, any liability to it under this Agreement without in any way prejudicing or affecting the liability of or its rights against any other Party in respect of the same or alike liability.

7.4	Neither the single or partial exercise or temporary or partial waiver by any Party of any right, nor the failure by any Party to exercise in whole or in part any right or to insist on the strict performance of any provision of this Agreement, nor the discontinuance, abandonment or adverse determination of any proceedings taken by any Party to enforce any right or any such provision, shall (except for the period or to the extent covered by any such temporary or partial waiver) operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) any further or other exercise or enforcement by the relevant Party of, that or any other right or provision.

7.5	The giving by any Party of any consent to any act which by the terms of this Agreement requires shall not prejudice the right of the relevant Party to withhold or give consent to the doing of any similar act.

7.6	No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each Party.

7.7	Each provision of this Agreement is severable and distinct from the others. The Parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected or impaired.

7.8	None of the Parties shall be entitled to assign the benefit of any rights under this Agreement without the prior written consent of the other Parties.

7.9	Notwithstanding the Contracts (Rights of Third Parties) Ordinance, Chapter 623 of the Laws of Hong Kong, and/or any comparable law in any jurisdiction, this Agreement is personal to and is made solely for the benefit of the Parties, and shall not create or give any rights to or purport to confer any benefits on any third parties whatsoever. The application of the Contracts (Rights of Third Parties) Ordinance and/or any comparable law in any jurisdiction giving to or conferring on third parties the right to enforce any term of this Agreement is expressly excluded, and no term of this Agreement is, or is intended to be, enforceable by any person not being a party to it. The rights of the Parties to terminate, rescind, or agree to any amendment, waiver, variation or settlement under or relating to this Agreement are not subject to the consent of any third party.

7.10	This Agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, shall constitute one instrument.

7.11	This Agreement shall be binding on and shall ensure for the benefit of the successors in title of each Party.

7.12	Time shall be of the essence of this Agreement as regards any time, date or period fixed by this Agreement for the performance of any obligation by any of the Parties whether as originally fixed or as altered in any manner provided in this Agreement.

8	Applicable law and jurisdiction

8.1	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

8.2	If any Party has any claim against another Party arising out of or in connection with this Agreement, such claim shall be referred to the courts of Hong Kong, to the jurisdiction of which each of the Parties irrevocably submits.

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SCHEDULE 1
The Seller and CIAEAE

The Seller

Company Name	HKFAEx Group Limited 香港金融資產交易集團有限公司
Date and place of incorporation	4 October 2006, Hong Kong
Company number	1078409
Total issued shares	10,000,000 ordinary shares
Shareholder	Name of shareholder	Number of shares held
	Wan Mun Wah	10,000,000
Directors	Wan Mun Wah (尹滿華) Tang Wai Po (鄧慧寶)

CIAEAE

Company Name	China International Assets and Equity of Artworks Exchange Limited中國國際文化產權交易所有限公司
Date and place of incorporation	22 November 2013, Hong Kong
Company number	2000402
Total issued shares	100 ordinary shares
Shareholder	Name of shareholder	Number of shares held
	HKFAEx Group Limited 香港金融資產交易集團有限公司	100
Director(s)	Wan Mun Wah (尹滿華)

SCHEDULE 2
The Buyer

Company Name	Oriental Culture Holding LTD
Date and place of incorporation	29 November 2018, the Cayman Islands
Company number	345544
Total issued shares	10,000,000 shares of US$0.0001 each
Shareholders	Name of shareholder	Number of shares held

Oriental Culture Investment Development LTD

Oriental Culture Investment Communication LTD

Oriental Culture Investment Diffusion LTD

Oriental Culture Investment Technology Development LTD

Oriental Culture Investment Design LTD

Oriental Culture Investment Information Technology LTD

Oriental Culture Investment Technology LTD

Oriental Culture Investment Management LTD

Oriental Culture Investment Creativity LTD

Oriental Culture Investment Brand Planning LTD

Oriental Culture Investment Training LTD

Oriental Culture Investment Consulting LTD

Oriental Culture Investment Arts LTD

HKFAEx Group Limited (香港金融資產交易集團有限公司)

2,000,000 2,000,000 700,000 500,000 500,000 500,000 500,000 500,000 500,000 300,000 500,000 500,000 300,000 700,000
Directors	WAN MUN WAH SHAO YI

SCHEDULE 3
Conditions

1.	The Seller’s Warranties remaining true, accurate and not misleading in all material respects from the date of this Agreement up to and inclusive of the Completion Date and the Seller having performed or complied, in all respects, with all covenants and agreements contained herein and required to be performed or complied with by Seller at or prior to the Completion Date.

2.	CIAEAE remaining solvent and a going concern authorised to conduct its business in same manner as the same is being conducted at the date of this Agreement.

3.	No legal or disciplinary proceedings being instituted or threatened against CIAEAE or any of its directors or officers by any regulatory authority prior to Completion.

4.	No statues, regulations or decisions which would prohibit, restrict or materially delay the consummation of the transaction contemplated hereunder having been proposed, enacted or taken by any government or official authority.

SCHEDULE 4
Seller’s Warranties

1	Sale Shares and shareholding structure

(a)	The Sale Shares constitute 100% of the entire issued share capital of CIAEAE and are fully-paid and wholly, legally and beneficially owned by the Seller.

(b)	In respect of the Seller, there is no Encumbrance on, over or affecting the Sale Shares, and no person has made any claim to be entitled to any right over or affecting the Sale Shares.

(c)	The information set out in Schedule 1 is complete and accurate.

(d)	Except in pursuance of this Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital or securities of CIAEAE under any option or other agreement or otherwise.

(e)	Each of CIAEAE and the Seller is the Hong Kong private limited company and validly existing under the laws of Hong Kong.

2	Powers and obligations of the Seller (the “Warrantor”)

(a)	The Warrantor has the rights, power and authority and has taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this Agreement and each document to be executed at or before Completion.

(b)	This Agreement constitutes and the other documents to be executed by the Warrantor and delivered at Completion will, when executed, constitute legal, valid and binding obligations of the Warrantor enforceable in accordance with the terms.

(c)	The Seller is the sole legal and beneficial owner of all of the Sale Shares and is entitled to sell and transfer the full legal and beneficial ownership in the Sale Shares held by the Seller to OCHL on the terms set out in this Agreement, free from all Encumbrances and without the consent of any other person.

(d)	No consent, authorisation, licence or approval of or notice to any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution or delivery, or regarding the validity, enforceability or admissibility in evidence, of this Agreement or the performance by the Warrantor of its obligations under this Agreement nor will it be required as a consequence of this Agreement.

3	Compliance with legal requirements

(a)	CIAEAE has obtained and holds all licences, consents, permits, authorities and other approvals and made all filings required for or in connection with the carrying on their business in the places and in the manner in which they are carried on at the date of this Agreement (“Consents”).

(b)	Each of the Consents is in full force and effect, valid and subsisting, is not limited in duration or subject to any unusual or onerous conditions and has been complied with in all material respects, and CIAEAE is not in breach of the terms or conditions of the Consents.

(c)	There is no circumstance which indicate that or no reason for any of the Consents be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

(d)	All registers and minute books required by law to be kept by CIAEAE have been properly written up and contain an accurate and complete record of the matters which should be recorded in them, and CIAEAE has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

(e)	CIAEAE is conducting and has at all times conducted its business and corporate affairs in all material respects in accordance with all applicable laws and regulations including the Companies Ordinance, Companies (Winding Up and Miscellaneous Provisions) Ordinance and their respective subsidiary legislation.

(f)	CIAEAE has not been notified that any investigation or enquiry in respect of its affairs is being or has been conducted by any governmental or other body and there are no circumstances likely to give rise to any such investigation or enquiry.

4	CIAEAE’s Accounts

(a)	CIAEAE’s Accounts:

(i)	were prepared on the same basis and in accordance with accounting policies for each of the periods concerned and in accordance with accounting practices generally accepted in the place of preparation of such accounts at the time they were audited and commonly adopted by companies carrying on businesses similar to those carried on by CIAEAE;

(ii)	are complete and accurate in all material respects and in particular include full provision for bad and doubtful debts, for all deferred or contingent liabilities and for Taxation on profits (whether of an income or capital nature) relating to any period ending on or before the date to which they are respectively made up;

(iii)	show a true and fair view of the state of affairs of CIAEAE; and

(iv)	except as expressly disclosed in the CIAEAE’s Accounts, are not affected by any unusual or non-recurring items.

(b)	CIAEAE has no liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not adequately disclosed or provided for in CIAEAE’s Accounts.

(c)	CIAEAE has no outstanding liability for Taxation of any kind which has not been provided for in the relevant CIAEAE’s Accounts.

(d)	Save as disclosed in CIAEAE’s Accounts, CIAEAE owns free from all Encumbrances all its undertaking and assets shown or comprised in CIAEAE’s Accounts and all such assets are in its possession or under its control.

(e)	The accounting records of CIAEAE has been properly written up on a consistent basis, accurately present and reflect in accordance with good accounting practice all the transactions to which CIAEAE has been a party, and contain complete and accurate details of the business activities of CIAEAE and of all matters required in accordance with applicable legal requirements to be entered in them.

(f)	The management accounts of CIAEAE have been prepared on a prudent basis in accordance with accounting policies consistent with those used in preparing CIAEAE’s Accounts and show an accurate view of the assets and liabilities and trading position of CIAEAE.

(g)	Since CIAEAE’s Accounts Date:

(i)	there has been no materially adverse change in the financial or trading position of CIAEAE, and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

(ii)	the business of CIAEAE have been carried on in the ordinary course and in the same manner (including nature and scale) as immediately before CIAEAE’s Accounts Date;

(iii)	CIAEAE has not declared, made or paid any dividend and no management charge or other fee has been paid by CIAEAE to the shareholders of CIAEAE save as disclosed in CIAEAE’s Accounts;

(iv)	no resolution of CIAEAE in general meeting have been passed other than resolutions relating to the routine business of annual general meetings; and

(v)	no change in the accounting reference period of CIAEAE has been made.

5	CIAEAE’s Management Accounts

CIAEAE’s Management Accounts:

(a)	were prepared in accordance with (i) applicable law, (ii) accounting principles, standards and practices generally accepted in Hong Kong at the time they were prepared and commonly adopted by companies carrying on businesses similar in all material respects to that carried on by CIAEAE in preparing management accounts and (iii) the notes, if any, set out therein;

(b)	are true, correctly make or include proper provision for any bad and doubtful debts and all established liabilities, make proper provision for (or contain a note in accordance with good accounting practice respecting) all deferred or disputed liabilities (whether liquidated or unliquidated) and all capital commitments of CIAEAE as at CIAEAE’s Management Accounts Date and the reserves and provisions (if any) made therein for all Taxation relating to any period on or before CIAEAE’s Management Accounts Date are proper and adequate;

(c)	correctly include all the assets of CIAEAE as at CIAEAE’s Management Accounts Date and the rate of depreciation adopted therein is sufficient for the fixed assets of CIAEAE to be written down to nil by the end of its useful life;

(d)	were properly written up and accurately present and reflect in accordance with the accounting standards, all the transactions entered into by CIAEAE or to which CIAEAE was a party as at and for the relevant period ended on CIAEAE’s Management Accounts Date and there are as at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in CIAEAE’s Management Accounts;

(e)	fairly reflect the state of affairs and financial and trading positions of CIAEAE and of its fixed and current assets, contingent liabilities and debtors and creditors, in each case as at CIAEAE’s Management Accounts Date and CIAEAE’s results for the financial period ended on that date and no event has occurred that has resulted in the results of CIAEAE in respect of the period covered by CIAEAE’s Management Accounts being abnormally high or low;

(f)	are not adversely affected by any unusual, exceptional, extraordinary or non-recurring items which are not disclosed in CIAEAE’s Management Accounts; and

(g)	contain proper provision for the diminution in value of CIAEAE’s properties.

6	Financial and other matters

(a)	Full details of all bank accounts maintained or used by CIAEAE (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) and of all direct debit or standing order or similar authorities applicable to any of the accounts have been disclosed to the Buyer and disclosed in the Schedule 5. Full details of all overdraft, loan and other financial facilities available to CIAEAE and the amounts outstanding under them have been disclosed to the Buyer and neither the shareholders of CIAEAE nor CIAEAE has done anything whereby the continuance of any of those facilities might be affected or prejudiced.

(b)	The total amount borrowed by CIAEAE from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in the articles of association or other constitutional documents of CIAEAE.

(c)	CIAEAE does not have any outstanding loan capital or incur or agree to incur any borrowing which it has not repaid or satisfied when due, or has lent or agreed to lend any money which has not been repaid to it or owns the benefit of any debt present or future or is a party to or has any obligation under any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement or any other arrangement the purpose of which is to raise money or provide finance or credit.

(d)	No event which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of CIAEAE or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

(e)	CIAEAE does not hold any security (including any guarantee) which is not valid and enforceable against the grantor thereof in accordance with its terms.

(f)	CIAEAE is not the party to, nor has it any liability (including without limitation any prospective or contingent liability) under, any guarantee, whether given to support the obligations of the Seller or otherwise.

(g)	The existing cash in hand and bank and other facilities (if applicable) provide CIAEAE with sufficient working capital for its requirements (that is to say, to enable it to continue to carry on its business in its present form and at its present level of turnover) and for the purpose of performing in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

(h)	No indebtedness (actual or contingent) and no contract or arrangement are outstanding between CIAEAE and the Seller or any person connected with the Seller.

7	Ownership and condition of assets

(a)	All assets used by CIAEAE in its business are owned by it free from any Encumbrances and are in a good condition and state of repair.

(b)	CIAEAE owns or has and will following Completion have the rights to use all assets and rights that it needs to carry on its business as carried on immediately before Completion.

8	Contracts

(a)	CIAEAE is not under any obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

(b)	CIAEAE is not a party to or has any liability (present or future) under any guarantee or any leasing, hiring, hire purchase, credit sale or conditional sale agreement or has entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

(c)	CIAEAE is not a party to any contract or arrangement which restricts its freedom to carry on its businesses in any part of the world in such manner as it may think fit, or to any agency, distributorship or management agreement.

(d)	Neither CIAEAE nor the Seller is aware of any material breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any contract to which CIAEAE is a party or of any allegation of such a thing.

(e)	Other than the material contracts to be disclosed in the Schedule 5 (the “Material Contracts”), CIAEAE is not a party to any contract, obligation or arrangement which has been entered outside the ordinary course of business of CIAEAE and which may have a material impact on the financial and trading position of CIAEAE as a whole.

(f)	With regard to each of the Material Contracts:

(i)	each such Material Contract is legally binding on the parties to it and is in full force and effect;

(ii)	CIAEAE has complied with and is in compliance with its obligations under such Material Contract;

(iii)	there are no circumstances which constitute a ground on which any such Material Contract:

(A)	may be avoided, rescinded, repudiated, prematurely determined (whether as a result of this Agreement, the transactions contemplated hereunder, a breach, event of default or other termination right under such Material Contract);

(B)	may be declared to be invalid; or

(C)	would give any other contracting party the right to impose any obligation (whether to make payment or otherwise) or exercise any right in relation to CIAEAE,

and CIAEAE has not received any notice of a claim to that effect or indicating that such a claim may be made.

(g)	CIAEAE is not a party to an obligation or contract which gives any party an option to acquire or dispose of any asset of CIAEAE or requires another person to do so and there is no offer, bid, tender or proposal outstanding by CIAEAE which by the acceptance or other act of some other person would give rise to any such transaction.

(h)	Neither the Warrantor nor any person connected with the Warrantor (when applicable) or CIAEAE has any interest, direct or indirect, in any business which competes or is likely to compete with any business now carried on by CIAEAE, or intends to acquire any such interest.

9	Properties and other interests in land

(a)	CIAEAE does not own, operate, manage, lease or have any other right of interest in any other property of any kind save for those described in the Schedule 5.

(b)	With respect to the rights and interests in property and other assets (including but not limited to land and buildings) owned by CIAEAE:

(i)	CIAEAE has good and marketable title, or has the right by law to good and marketable title, to such property and other assets or any rights or interests thereto;

(ii)	there are no mortgages, charges, liens, claims, Encumbrances or other security interests or third party rights or interests, conditions, planning consents, orders, regulations or other restrictions affecting any of such property and other assets which could have a material adverse effect on the value of such property and other assets or materially adversely limit, restrict or otherwise affect the abilities of CIAEAE to utilise, develop or redevelop any such property or other assets;

(iii)	CIAEAE is entitled as legal and beneficial owner of such properties and other assets to all rights and benefits as landlord, licensor and/or lessee (as the case may be) under the leases, tenancies or licences to which it is a party as landlord, licensor and/or lessee (as the case may be) in respect of such properties and other assets, and such leases, tenancies and licences are and will be in full force and effect;

(iv)	none of the properties or other assets has been used by CIAEAE for any unlawful purposes and CIAEAE has not violated any relevant land or construction regulations;

(v)	all requisite consents necessary for the use of any property by CIAEAE as it is presently being used by such member have been duly obtained and are in full force and effect; and

(vi)	all requisite licences, certificates and authorities necessary for the existing use of any property by CIAEAE have been duly obtained and are in full force and effect.

(c)	Where any property and other assets are held under lease, tenancy or licence by CIAEAE:

(i)	each lease, tenancy or licence is legal, valid, subsisting and enforceable by CIAEAE;

(ii)	no default (or event which with notice or lapse of time, or both, would constitute a default) by CIAEAE has occurred and is continuing under any of such leases, tenancies or licences; and

(iii)	CIAEAE has no notice of any claim of any nature that has been asserted by anyone adverse to the rights of CIAEAE under such leases, tenancies or licences or affecting the rights of CIAEAE to the continued possession of such leased or licensed property or other assets.

(d)	The right to use the land and buildings by CIAEAE is not subject to any unusual or onerous terms or conditions.

(e)	CIAEAE has good, legal and marketable title to all stock used in its businesses free from any Encumbrances save those arising in the ordinary course of businesses.

(f)	Save as disclosed in CIAEAE’s Accounts, the assets included in CIAEAE’s Accounts or, as the case may be, acquired since CIAEAE’s Accounts Date and all assets used or owned by or in the possession of CIAEAE:

(i)	are legally and beneficially owned by CIAEAE free from any Encumbrance, any hire-purchase agreement or agreement for payment on deferred terms or bills of sale or lien, charge or other Encumbrance;

(ii)	are in the possession or under the control of CIAEAE;

(iii)	where purchased on terms that title to such asset or property does not pass until full payment has been made, have been paid for in full by CIAEAE;

(iv)	are not subject to any hire purchase, leasing arrangements or other arrangements of a similar nature; and

(v)	comprise all the assets, properties and rights which CIAEAE owns or which it uses or requires for the purpose of carrying on its business.

(g)	CIAEAE has done everything (whether by way of giving notice, registration, filing or otherwise) required or permitted to be done by it for the protection of its title to, or for the enforcement or the preservation of any order of priority of its title to, any property or rights (including the benefit of any debt, mortgage or charge) owned by it.

(h)	All records or other documents recording or evidencing any contract, licence, consent or other right of CIAEAE or required for the exercise of any such right are in the possession or under the exclusive control of CIAEAE.

(i)	CIAEAE has not created, or granted, or agreed to create or grant, any security interest or other Encumbrance in respect of any of the assets included in CIAEAE’s Accounts, or acquired or agreed to be acquired since CIAEAE’s Accounts Date.

(j)	None of the property, assets or undertakings of CIAEAE are subject to, and CIAEAE has not agreed to grant in respect of the same, any Encumbrance.

(k)	The stock in trade of CIAEAE is in good marketable condition and is capable of being sold by them in the normal and ordinary course of business in accordance with its current price list, without debate or allowance to a purchaser.

(l)	The plants, machineries, vehicles and other equipment used in connection with the businesses of CIAEAE:

(i)	are subject to normal wear and tear in a good and safe state of repair and satisfactory working order and have been properly serviced and maintained; and

(ii)	are not to any extent dangerous, inefficient, out-of-date, unsuitable, in need of renewal or replacement, or surplus to requirements.

(m)	Maintenance contracts are in full force and effect in respect of all major assets of CIAEAE in connection with its business which is normal or prudent to have maintained by independent or specialist contractors, and in respect of all assets which CIAEAE is obliged to maintain or repair under any leasing or similar agreement; and all those assets have been regularly maintained to a good technical standard, and in accordance with safety regulations usually observed in relation to assets of that description, and in accordance with the terms and conditions of any applicable leasing or similar agreement.

10	Environmental matters

(a)	In this paragraph 10,

Environment includes all or any of the following media: air (including air within buildings or other structures and whether below or above ground), land (including buildings and any other structures in, on or under it and any soil and anything below the surface of the land), land covered with water, and water (including sea, ground and surface water and water within drains) and any living organism supported by such media.

Environmental Claim means any claim, prosecution, demand, action, official warning, abatement or other order or notice (conditional or otherwise), relating to Environmental Matters or requiring compliance with the terms of any Environmental Licence or Environmental Law.

Environmental Law includes all or any statute or common law, rule, regulation, treaty, directive, direction, decision of the court, bye-law, code of practice, circular, guidance note, order, notice or demand of any government, statutory or regulatory authority or agency in any jurisdiction applicable to CIAEAE and/or the business carried on by CIAEAE in force at the date of this Agreement and concerning:

(i)	the generation, deposit, disposal, keeping, treatment, emission, release, discharge, transportation, transmission, handling or manufacture of any Relevant Substance; or

(ii)	nuisance, noise, defective premises or human health and safety; or

(iii)	the pollution, conservation or protection of the Environment and the health or wellbeing of any living organisms supported by the Environment.

Environmental Licence means any permit, licence, authorisation, consent or other approval required at any time by CIAEAE or in relation to the business carried on by CIAEAE pursuant to any Environmental Law.

Environmental Matters includes any of the following: (1) any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any Relevant Substance; (2) nuisance, noise, defective premises, health and safety at work or elsewhere; and (3) the pollution, conservation or protection of the Environment whether relating to man or any living organisms supported by the Environment or to natural resources or any other matter whatsoever affecting the Environment or any part of it; and

Relevant Substance means any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance), radioactive emissions or waste which is capable of causing harm to man or any other living organism supported by the Environment or damaging the Environment or public health or welfare.

(b)	CIAEAE:

(i)	is not involved with and has at all times not been involved with any material non-compliance with all Environmental Laws and Environmental Licences;

(ii)	has obtained and maintained in full force and effect all Environmental Licences, and there are no conditions, facts or circumstances entitling any such Environmental Licence to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any Environmental Licence; and

(iii)	is not and is not likely to be required by any Environmental Licence or any Environmental Law or as the result of any Environmental Claim to incur any expenditure which is material in the context of the business of CIAEAE or to desist from taking any action which might have a material adverse effect on CIAEAE’s financial condition.

(c)	No material Environmental Claim is pending or has been made or threatened against CIAEAE or any of their past or present directors, secretary or senior employees in their capacity as such or any occupier of any property owned or leased by CIAEAE and there is no reason to believe that CIAEAE or any of its officers have or is likely to have any liability in relation to Environmental Matters.

11	Employees and retirement schemes

(a)	There is no existing, pending or threatened dispute regarding relations between (i) CIAEAE and (ii) any of its employees or any trade union or other organisation formed for a similar purpose and there are no circumstances (including signing of this Agreement or Completion) which are likely to give rise to any such dispute.

(b)	There is no outstanding obligation or ex gratia arrangement for CIAEAE to pay any compensation or other payment to any present or former director, officer, employee or consultant.

(c)	Any contract of employment with any director or employee to which CIAEAE is a party can be terminated by the employing company without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice applicable to that contract.

(d)	No employee of CIAEAE have given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of such employee or former employee of CIAEAE is in arrear and unpaid other than his salary for the month current at the date of this Agreement.

(e)	Since CIAEAE’s Accounts Date, no material change has been made in the emoluments or other terms of engagement of any employee of CIAEAE and no such material change, and no negotiation or request for such a change, is due or expected from the date of this Agreement.

(f)	Save as required by law, CIAEAE is not paying, nor is it under any liability (actual or contingent) to pay or secure any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

(g)	CIAEAE does not have any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel by CIAEAE.

(h)	CIAEAE has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees, and there are no claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which have not been settled and which are not fully covered by insurance.

(i)	There are no amounts owing to any present or former directors of CIAEAE other than directors’ fees or remuneration accrued, due or for reimbursement of business expenses.

(j)	No employee or consultant or former employee or consultant has made any claims whatsoever against CIAEAE.

12	Insurance

(a)	CIAEAE has not effected any insurances or maintained any insurance policy.

13	Intellectual property

(a)	All material Intellectual Property Rights and Information Technology used by CIAEAE (either owned by or licensed to CIAEAE) have been disclosed in the Schedule 5.

(b)	CIAEAE owns or has the rights to use free of all Encumbrances, all Intellectual Property Rights used by it in its business.

(c)	The use by CIAEAE of its Intellectual Property Rights does not infringe the rights of any third party and CIAEAE’s Intellectual Property Rights are in full force and effect.

(d)	No third party is infringing, or has infringed, CIAEAE’s Intellectual Property Rights.

(e)	CIAEAE owns or has the right to use, free of all Encumbrances, all Information Technology used by it or necessary to it in its business.

(f)	CIAEAE has not granted nor is it obliged to grant any licence, sub-licence or assignment in respect of any Intellectual Property Rights owned or otherwise required for the business of CIAEAE or has disclosed or is obliged to disclose any Confidential Business Information required for the business of CIAEAE to any person, other than its employees for the purpose of carrying on its business.

(g)	CIAEAE is not in breach of any licence, sub-licence or assignment granted to or by it in respect of any Intellectual Property Rights owned or otherwise required for the business of CIAEAE or of any agreement under which any Business Information was or is to be made available to it.

(h)	The processes and methods employed, the services provided, the businesses conducted by CIAEAE did not, and/or at the time of being employed, provided, conducted, manufactured, used or dealt in did not, infringe the Intellectual Property Rights or Business Information of any person.

14	Non-arm’s length transactions and connected transactions

(a)	CIAEAE is not a party to any:

(i)	transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services; and

(ii)	connected transaction.

15	Litigation

CIAEAE, any director(s) of CIAEAE and any person for whose acts CIAEAE may be vicariously liable:

(a)	are not engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation or arbitration, administrative or criminal proceedings by or against CIAEAE is pending, threatened or expected and, so far as the Seller is aware, there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of CIAEAE in respect of any act or default for which CIAEAE might be vicariously liable.

(b)	have provided any service which does not in any material respect comply with all applicable laws, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

16	Solvency

(a)	No order has been made and no resolution has been passed for the winding up of CIAEAE or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purpose of winding up CIAEAE.

(b)	No receiver has been appointed in respect of CIAEAE or in respect of all or any part of its assets.

(c)	CIAEAE is not insolvent or unable to pay its debts (within the meaning of section 178 of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong)) and neither has it stopped paying its debts as they fall due.

(d)	No composition in satisfaction of the debts of CIAEAE or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors or members or any class of its creditors or members has been proposed, sanctioned or approved, and no step is or has been taken to do any of those things.

(e)	No event analogous to any of the foregoing has occurred in respect of CIAEAE whether in or outside of Hong Kong.

(f)	No circumstances have arisen which are likely to result in a transaction to which CIAEAE is the party being set aside.

17	Information supplied

All information disclosed to the Buyer which has been given by the Seller, CIAEAE or any of the directors, officials or professional or financial advisers of the Seller or CIAEAE to any of the directors, officials or professional advisers of the Buyer in the course of the negotiations leading to this Agreement are true, complete and accurate and are not misleading because of any omission or ambiguity or for any other reason.

18	Tax

(a)	All liabilities of CIAEAE for Taxation (whether actual, deferred, contingent or disputed) in respect of any period ending on or before CIAEAE’s Accounts Date and the period from CIAEAE’s Accounts Date (and whether incurred as principal, agent or trustee) have been paid. All other warranties relating to Tax matters set out in this Schedule 4 are made without prejudice to the generality of this paragraph.

(b)	CIAEAE has no material dispute regarding any returns, notices or any information supplied or caused to be supplied regarding Tax which it is required to make or supply to any governmental or revenue authority with taxing power over it or its assets (whether or not in Hong Kong or elsewhere) (the “Taxation Authority”).

(c)	In all material respects, all such information was when made complete and accurate and all such returns and notices were when made complete and accurate.

(d)	There is no material dispute or disagreement with any Taxation Authority and nor is any contemplated, regarding:

(i)	liability or potential liability to any Tax (including in each case penalties and interest) recoverable from CIAEAE ; or

(ii)	the availability to CIAEAE of any relief from Tax.

(e)	CIAEAE is not and has not been the subject of any investigation by any Taxation Authority in any material respect and there are no facts which are likely to cause such an investigation to be instituted.

(f)	CIAEAE has complied with all applicable ordinances, statutes, regulations and other legislation relating to Taxation in Hong Kong and any other jurisdiction in which they operate and have kept and retained all records and documents appropriate or required for the purposes of any such legislation.

(g)	CIAEAE has paid all sums which it is or had become liable to pay under any applicable legislation whether in Hong Kong or in any other jurisdiction relevant to the activities of CIAEAE and does not have any outstanding undischarged liability (whether actual, deferred, contingent or disputed) for any Taxation.

(h)	CIAEAE has duly submitted to the relevant Taxation Authorities all claims, disclaimers and applications for relief or otherwise which have been assumed to have been made for the purposes of CIAEAE’s Accounts.

(i)	The amount of tax chargeable to CIAEAE during any accounting period ending on or before CIAEAE’s Accounts Date have not depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority.

(j)	CIAEAE has not received any notice from any Taxation Authority which required or will or may require CIAEAE to withhold Tax from any payment made since CIAEAE’s Accounts Date or which will or may be made after the date of this Agreement.

(k)	CIAEAE is not required by any Taxation Authority to withhold or pay any taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholders or holders of other securities, or other third party.

SCHEDULE 5
Disclosure Schedule

Specific disclosure (with reference to the specific paragraph of the Seller’s Warranties set out in Schedule 4 of this Agreement)

Paragraph(s) in Schedule 4 of this Agreement	Disclosure
6(a)

Other than the following list of bank accounts maintained by CIAEAE, CIAEAE has no other bank account:

China CITIC Bank International Limited

(i)     C/A#746-2-06888500 (HKD);

(ii)    C/A#746-2-06888501 (USD); and

(iii)   C/A#746-2-06888518 (CNY).

Bank of Communications Co., Ltd. (Hong Kong Branch)

(i)     C/A#38253202144352 (HKD);

(ii)    C/A#38253202144365 (USD);

(iii)   C/A#38253202144378 (CNY); and

(iv)   SA#38253293248294 (HKD)

China Guangfa Bank Co., Ltd. (Macau Branch)

(i)     C/A#1803-163-000489-1 (CNY)

8(e)

(i)       产品销售合同 dated 11 April 2018 entered into between the Seller and 汐子科技(香港)有限公司 (Reference no.: RTL-Product Sales-CN02-20180411)

(ii)     电子密钥销售合同dated 29 June 2018 entered into between the Seller and汐子科技(香港)有限公司 (Reference no.: RTL-UKEY Sales-CN01-2018629)

(iii)    合作协议 (undated) entered into among the Seller, 喀什隆瑞商业管理有限公司and南京金网艺购电子商务有限公司 for a cooperation term from 19 July 2018 to 18 July 2023

(iv)    合作协议书 (undated) entered into among the Seller, 喀什隆瑞商业管理服务有限公司and 喀什宣治文化传媒有限公司

9(a)

Tenancy agreement dated 15 May 2018 entered between the Seller as tenant and Ching Yee Holdings Limited as landlord in respect of the lease of premise at No. 01, 14th Floor, Wanchai Central Building, 89 Lockhart Road, Wanchai, Hong Kong for the term from 15 May 2018 to 14 May 2020

13(a)	Other than the website (URL: www.gjwjs.com), CIAEAE has not registered, owned or used any other Intellectual Property Rights and Information Technology.

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IN WITNESS of which this Agreement has been entered into on the date first above written.

The Seller and Warrantor

SIGNED by Wan Mun Wah (尹滿華))
For and on behalf of HKFAEX GROUP	)
LIMITED 香港金融資產交易集團有限公司	)
)

In the presence of
Director/Authorised Signatory

The Buyer and OCHL

SIGNED by	)
)
For and on behalf of Oriental Culture	)
Holding LTD	)
In the presence of	)
Director/Authorised Signatory